EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT B:
  Attachment to item 77Q1(e): Exhibits
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EXHIBIT A:
Sub-Item 77C:
 Submission of matters to a vote of security holders

The annual meeting of stockholders of Jardine Fleming China
Region Fund, Inc. (the "Company") was held on May 10, 2001
(1) to consider the election of two directors of the Company, each to hold office for term of three years as Class II directors or until his or her successor shall have been elected; and (2) to consider and act upon such other business as may properly come before the Meeting or any adjournments thereof. The voting at the annual meeting was as follows:

PROPOSAL
ELECTION OF DIRECTORS
                     NUMBER OF SHARES           NUMBER OF SHARES
                            FOR                WITHHELD AUTHORITY

Mr. A. Douglas Eu      4,537,242.741              215,899.330
Mr. Ng Yook Man        4,671,973.377               81,168.694



EXHIBIT B:
Sub-Item 77.Q1 (e): New Investment Advisory and Management
Agreement dated December 29, 2000 between Jardine Fleming China
Region Fund, Inc. and Jardine Fleming International Management
Inc.

             JARDINE FLEMING CHINA REGION FUND, INC.
                             and
         JARDINE FLEMING INTERNATIONAL MANAGEMENT INC.

         INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

          Dated and Effective as of December 29, 2000


                 INVESTMENT ADVISORY AND
                  MANAGEMENT AGREEMENT

Agreement, dated and effective as of December 29, 2000, between JARDINE FLEMING CHINA REGION FUND, INC., a Maryland corporation (herein referred to as the "Fund"), and JARDINE FLEMING INTERNATIONAL MANAGEMENT INC., a British Virgin Islands corporation ("JFIM") to replace the existing Interim Investment Advisory and Management Agreement between the Fund and JFIM dated and effective as of August 1, 2000.

WITNESSETH: That in consideration of the mutual covenants herein contained, it is agreed by the parties as follows:

1. JFIM hereby undertakes and agrees, upon the terms and conditions herein set forth, (i) to make investment decisions for the Fund; to prepare and make available to the Fund research and statistical data in connection therewith; to purchase and sell securities and other assets for the Fund; to supervise and manage the acquisition and disposition of securities by the Fund, including, subject to the provisions of paragraph 2, the selection of brokers or dealers to carry out transactions; to determine how voting and other rights with respect to portfolio securities of the Fund shall be exercised, and to exercise such rights; in each case with complete discretion, subject to the control of the Fund's
Board of Directors and in accordance with the Fund's investment objective and policies; (ii) to furnish a continuous investment program for the Fund and supervise continuously the Fund's investment portfolio; (iii) to assist the Fund as it may reasonably request in the conduct of the Fund's business, subject to the direction and control of the Fund's Board of Directors; (iv) to determine the net asset value per share of the Fund in accordance with the valuation policies adopted by the Fund's Board of Directors and to provide such information to the Fund's administrator for publication; (v) to furnish at JFIM's expense such office space and facilities for the use of the Fund as the Fund may require for its reasonable needs in Hong Kong and clerical services in Hong Kong related to research, statistical and investment work; and (vi) to pay the reasonable salaries and expenses of such of the Fund's officers and employees and any fees and expenses of such of the Fund's directors as are directors, officers or employees of JFIM, provided, however, that the Fund, and not JFIM, shall bear travel expenses or an appropriate fraction thereof of directors and officers of the Fund who are managing directors, officers or employees of JFIM to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Fund or any committees thereof and provided, further, that the Board of Directors of the Fund may approve reimbursement to JFIM of expenses paid by JFIM on behalf of the Fund (other than expenses related to the provision of investment advice pursuant to this Agreement or the provision of services provided by the Fund's administrator, registrar or transfer agent). JFIM shall bear all expenses arising out of its duties hereunder but shall not be responsible for any expenses of the Fund other than those specifically allocated to JFIM in this paragraph 1. In particular, but without limiting the generality of the foregoing, JFIM shall not be responsible, except to the extent of the compensation of such of the Fund's employees as are directors, officers or employees of JFIM whose services may be involved (and subject to the second proviso of the preceding sentence), for the following expenses of the Fund: organization expenses (but not the overhead or employee costs of JFIM); legal fees and expenses of counsel (United States, Hong Kong, Republic of China ("Taiwan"),
People's Republic of China (the "PRC") and Macau) to the Fund (including such expenses incurred in connection with the determination of the Fund's obligations under the Investment Company Act of 1940 (the "Investment Company Act") and its authority to make investments thereunder, or as a result of amendments to this Agreement caused by changes of law or changes in the Articles of Incorporation and Bylaws of the
Fund); auditing and accounting expenses and associated costs of maintaining books and accounts of the Fund; taxes and governmental fees; listing fees and other fees, costs and expenses related to the Fund's listing on the New York Stock Exchange and other exchanges; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Fund's custodian, subcustodians, transfer agents and registrars; fees and expenses with respect to administration; expenses for portfolio pricing services by a pricing agent, if any;
expenses of preparing share certificates and other expenses in connection with the issuance, offering and underwriting of shares issued by the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio holding of the Fund; expenses incurred in connection with complying with the law of each country or territory in which the Fund invests; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the dividend reinvestment and share purchase plan (except for brokerage expenses related to share purchases under the share purchase plan, which shall be paid by participants in such Plan); costs of stationery; any litigation expenses; and costs of shareholders' and other meetings.
2. JFIM is authorized, for the purchase and sale of the Fund's portfolio securities, to employ such securities dealers as may, in the judgment of JFIM, implement the policy of the Fund to obtain the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, such firm's general execution and operational facilities and such firm's risk in positioning the securities involved. Consistent with this policy, JFIM is authorized to direct the execution of the Fund's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by JFIM to be useful or valuable to the performance of its investment advisory functions for the Fund, provided that in connection with portfolio transactions with a dealer compensation may not be paid to such dealer for providing investment research or other non-execution services.
3. In connection with the rendering of the services required under paragraph 1, JFIM may contract with or consult with such banks, other securities firms or other parties in Hong Kong, Taiwan, the PRC and Macau or elsewhere as it may deem appropriate to obtain additional advisory information and advice, including investment recommendations, advice regarding economic factors and trends and advice as to currency exchange matters, but any fee, compensation or expenses to be paid to any such parties shall be paid by JFIM and no obligation shall be incurred on the Fund's behalf in any such respect.
4. The Fund agrees to pay in United States dollars to JFIM, as full compensation for the services to be rendered and expenses to be borne by JFIM hereunder, an annual fee equal to 1.25% of the value of the weekly net assets of the Fund up to and including $75 million, plus 1.00% of the value of the weekly net assets of the Fund over $75 million, accruing weekly and payable monthly. For purposes of computing the fee, the weekly net assets of the Fund shall be determined as of the close of business in Hong Kong on the last business day of each week or on such other day as the directors of the Fund may determine, and shall be deemed to be the weekly net assets for the period from the day first following the day such weekly net assets were last computed, up to and including the day of such computation. Such fee shall be computed beginning on December 29, 2000 until the termination of this Agreement for whatever reason. The fee from the Closing Date to the end of the week during which the Closing Date occurs shall be pro rated according to the proportion which such period bears to the full weekly period. Upon the termination of this Agreement before the end of any such week, such fee for such part of such week shall be pro rated according to the proportion which such period bears to the full weekly period, and shall be payable on the date of termination of this Agreement. Each monthly payment of fees to JFIM shall be made on the first business day of each month following the day as of which the last weekly payment for such period is computed.
As used in this Section 3, "business day" shall mean a day other than a Saturday upon which the members of the Hong Kong Association of Banks shall be open for normal banking business in Hong Kong.
5. Nothing contained herein shall be construed as prohibiting JFIM or its affiliated persons from providing investment advisory services to, or entering into investment advisory agreements with other clients (including other registered investment companies), including clients which may invest in securities of companies with substantial assets in, or revenues derived from, Hong Kong, Taiwan, the PRC or Macau, or prohibiting JFIM or such affiliated persons from using (in providing such services) information furnished to JFIM or such affiliated persons as the case may be, as contemplated by
Section 2 of this Agreement (in the case of JFIM), or otherwise (in the case of such affiliated persons). In addition, the Fund acknowledges that JFIM and certain of its affiliates may, from time to time, make recommendations which result in the purchase or sale of a particular security by certain of such other clients simultaneously with the Fund, and consequently, that there may be an adverse effect on price or quantity of such securities available to the Fund. The
Fund hereby confirms that it has no objection to JFIM purchasing or selling securities in such circumstances, provided, however, that in such circumstances JFIM and such affiliated persons will allocate advisory recommendations and place orders for the purchase and sale of such securities in a manner that is deemed equitable by JFIM and such affiliates to the accounts involved, including to the Fund. The Fund acknowledges that the persons employed by JFIM to assist in the performance of JFIM's duties hereunder will not devote their full time to such service, and nothing contained herein shall be deemed to limit or restrict the right of JFIM or any affiliate of JFIM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, nor except as explicitly provided herein, shall anything herein be construed as constituting JFIM as agent of the Fund.
6. JFIM may rely on information reasonably believed by it to be accurate and reliable. Neither JFIM nor its officers, directors, employees, agents or controlling persons as defined in the Investment Company Act of shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence on the part of JFIM in the performance of its duties or by reason of reckless disregard on the part of JFIM of its obligations and duties under this Agreement. Any person, even though also employed by JFIM, who may be or become an employee of the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of JFIM.
7. The Fund agrees to indemnify JFIM from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (collectively, "Claims") which may be imposed on, incurred by or asserted against JFIM as a result of or in connection with the exercise, performance of, or failure to exercise or perform the functions, obligations, duties, discretion or privileges of JFIM hereunder except to the extent that such Claims arise by reason of JFIM's bad faith, willful misfeasance or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder.
8. This Agreement shall remain in effect for a period of two years from the date hereof, and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Directors who are neither parties to this Agreement nor "interested persons" of the Fund or of JFIM or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with JFIM
("disinterested directors"), cast in person at a meeting called for the purposes of voting on such approval, and (ii) a majority of the Fund's Board of Directors or the holders of a majority of the outstanding voting securities of the Fund.
 This Agreement may nevertheless be terminated at any time without penalty, on 60 days' written notice, by the Fund's
Board of Directors, by vote of holders of a majority of the outstanding voting securities of the Fund, or by JFIM. Any such notice shall be deemed given when received by the addressee. This Agreement shall automatically be terminated in the event of its assignment, provided, however, that a transaction which does not, in accordance with the Investment Company Act, result in a change of actual control or management of JFIM's business shall not be deemed to be an assignment for the purposes of this Agreement.
9. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto other than pursuant to Section 8. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Fund's disinterested directors cast in person at a meeting called for the purpose of voting on such approval.
10. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act. As used herein, the terms
"interested person", "affiliated persons", "assignment", and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company
Act.
11. JFIM and the Fund each agrees that the property rights relating to the phrase "Jardine Fleming", which comprises a component of the Fund's corporate name, the symbol "JF"
("JF") and the logo (the "Logo") of Jardine Fleming Group
Limited (appearing, for the purpose of identification, on the front cover of the Fund's prospectus subject to completion dated June 24, 1992) belong to JFIM and certain of its affiliates. The Fund agrees and consents that: (i) it will use the phrase "Jardine Fleming" only as a component of its corporate name and for no other purpose; (ii) it will not purport to grant to any third party the right to use the phrase "Jardine Fleming", "JF" or the Logo for any purpose;
(iii) JFIM or any corporate affiliate of JFIM may use or grant to others the right to use the phrase "Jardine Fleming", or any combination or abbreviation thereof (including "JF") and/or the Logo, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company; and (iv) upon the termination of any investment advisory agreement into which JFIM and the Fund may enter, the Fund shall, upon request by JFIM, promptly take such action, at its own expense, as may be necessary to change its corporate name to one not containing the phrase "Jardine Fleming" and following such change shall not use the phrase "Jardine Fleming", "JF" or the Logo or any combination thereof as part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its officers, directors and stockholders to take any and all actions which JFIM may request to effect the foregoing and recovery to JFIM any and all rights to such phrase.
12. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by mailing such notice, air mail postage prepaid, on the day on which such telex or facsimile is sent to the address set forth below) to the following address or telex or facsimile numbers:
(a) if to Jardine Fleming International Management Inc., to the attention of A. Douglas Eu, 47th Floor, Jardine House,
1 Connaught Place, Hong Kong; and
(b) if to the Fund, to the attention of Anthony John Morgan, 47th Floor, Jardine House, 1 Connaught Place, Hong Kong;
 or to such other address as to which the recipient shall have informed the other party in writing.
 Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by telex or facsimile and mail, on the date on which such telex or facsimile and confirmatory letter are sent.
13. Each party hereto irrevocably agrees that any suit, action or proceeding against JFIM or the Fund arising out of or relating to this Agreement shall be subject exclusively to the jurisdictions of the United States District Court for the Southern District of New York and the Supreme Court of the
State of New York, New York County, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in either such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof in English by registered or certified mail, postage prepaid, to their respective addresses as set forth in this Agreement.
To the extent that any party hereto may now or hereafter be entitled, in any jurisdiction in which judiciary proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its revenues or properties any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from set-off, banker's lien, counterclaim or any other legal process or remedy with respect to its obligations under this Agreement and/or to the extent that in such jurisdiction there may be attributed to any such party such an immunity (whether or not claimed), each party hereto hereby to the fullest extent permitted by applicable law irrevocably agrees not to claim, and hereby to the fullest extent permitted by applicable law expressly waives, any such immunity, including without limitation, a complete waiver of immunity pursuant to the United States Foreign Sovereign Immunities Act.

IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.


JARDINE FLEMING CHINA REGION FUND, INC.

By:    /s/ Alexander Reid Hamilton
Name:  Alexander Reid Hamilton
Title: Director

JARDINE FLEMING INTERNATIONAL MANAGEMENT INC.

By:    /s/ Mark Barry Ewart White
Name:  Mark Barry Ewart White
Title: Director